Exhibit 99.2

Forum Energy Technologies Announces $100 Million Bond Issuance

HOUSTON, TEXAS, October 14, 2024 – Forum Energy Technologies, Inc. (NYSE: FET) (“FET”) announced today the commencement of a backstopped private offering of USD $100.0 million aggregate principal amount of 5-year senior secured bonds (the “Offering”). FET intends to use the net proceeds from the Offering, together with cash on hand, to redeem in full all outstanding 9.000% Convertible Senior Secured Notes due 2025 (the “2025 Notes”) and to repay all borrowings outstanding under the seller term loan issued in connection with the acquisition of Variperm Energy Services (the “Seller Term Loan”).
The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In the Offering, FET plans to offer and sell the securities in a private placement only to non-U.S. persons outside the United States pursuant to Regulation S under the Securities Act.
This announcement does not constitute a notice of redemption with respect to the 2025 Notes or a notice of repayment with respect to the Seller Term Loan.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

FET (Forum Energy Technologies) is a global manufacturing company, serving the oil, natural gas, industrial and renewable energy industries. With headquarters located in Houston, Texas, FET provides value added solutions aimed at improving the safety, efficiency, and environmental impact of its customers' operations. For more information, please visit www.f-e-t.com.

Cautionary Statement Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding the Offering and the use of proceeds therefrom. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated. For additional information regarding known material risks, you should also carefully read and consider FET’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and FET undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Company Contact
Rob Kukla
Director of Investor Relations
281.994.3763
rob.kukla@f-e-t.com

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